UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 25, 2006

SunTrust Banks, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-08918	58-1575035
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

303 Peachtree St., N.E., Atlanta, Georgia	30308
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (404) 588-7711

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In connection with the closing of the issuance of the 5.853% Fixed-to-Floating Rate Normal Preferred Purchase Securities (the “Transaction”) of SunTrust Preferred Capital I (the “Normal PPS”), SunTrust Banks, Inc. (the “Company”) entered into a Replacement Capital Covenant (the “RCC”) on October 25, 2006. Under the RCC, the Company covenanted in favor of certain of its debtholders, who are initially the holders of the Initial Covered Debt (as defined in the RCC), that, if the Company or a subsidiary repurchases or redeems any Normal PPS or Stripped PPS (as defined in the Prospectus) prior to the Stock Purchase Date (as defined in the Prospectus) or any Normal PPS or Perpetual Preferred Stock, Series B, no par value and $100,000 liquidation preference per share thereafter, the Company or its subsidiaries will do so only to the extent that the total redemption or repurchase price is equal to or less than designated percentages of the net cash proceeds that the Company or its subsidiaries have received during the 180 days prior to such redemption or repurchase from the issuance of other securities or combinations of securities that have equal or better equity characteristics than the PPS and qualify as Tier 1 capital under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies. The Initial Covered Debt (as defined in the RCC) is the Company’s 6% Subordinated Notes due 2026, which have a CUSIP No. 867914AH6. A copy of the RCC is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The RCC is dated effective October 25, 2006, but was not executed by the Company until November 6, 2006, when final approval of the terms of the RCC was received from rating agencies and other regulatory authorities.

The Normal PPS were issued under the Company’s Registration Statement on Form S-3 (No. 333-137101), including the prospectus included therein and the prospectus supplement dated October 18, 2006 filed pursuant to Rule 424(b) promulgated under the Securities Act (together with the Basic Prospectus, the “Prospectus”).

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1    Replacement Capital Covenant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the Undersigned, thereunto duly authorized.

SUNTRUST BANKS, INC.

Date: November 6, 2006.	By:	/s/ David A. Wisniewski
David A. Wisniewski,
Group Vice President